UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 20, 2014

American Greetings Corporation

(Exact name of registrant as specified in its charter)

Ohio	1-13859	34-0065325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One American Road, Cleveland Ohio	44144
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code (330) 253-5592

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 20, 2014, American Greetings Corporation (the “Company”) entered into a Stock Purchase Agreement to sell to Rock-Tenn Company (“Purchaser”) all of the outstanding equity of its wholly-owned subsidiary, A.G. Industries, Inc. (dba AGI In-Store “AGI In-Store”), the Company’s display fixture business. The total purchase price for this divestiture will be $70 million in cash, subject to a working capital adjustment based on AGI In-Store’s net working capital as of the closing date of the transaction. The sale, which is subject to customary conditions to closing, is expected to close later this calendar quarter.

The stock purchase agreement contains customary representations and warranties and covenants by each party. Both the Company and the Purchaser are obligated, subject to certain limitations, to indemnify the other for certain customary and other specified matters, including breaches of representations and warranties, nonfulfillment or breaches of covenants and for certain liabilities and third-party claims. In connection with the sale of AGI In-Store, the Company and AGI In-Store will enter into a long term supply agreement pursuant to which AGI In-Store will continue to supply the Company with fixtures and accessories.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Greetings Corporation
(Registrant)

DATE August 22, 2014	By:	/s/ Christopher W. Haffke
Christopher W. Haffke
Vice President, General Counsel and Secretary